Table of Contents

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED JUNE 10, 2020

Cloudastructure, Inc.

55 E 3rd Ave

San Mateo CA 94401

www.cloudastructure.com

UP TO 28,571,428 UNITS, EACH CONSISTING OF 2 SHARES OF CLASS A COMMON STOCK AND 1 WARRANT TO PURCHASE 1 SHARE OF COMMON STOCK

UP TO 85,714,284 SHARES OF CLASS A COMMON STOCK, INCLUDING SHARES ISSUABLE UPON EXERCISE OF THE WARRANTS

SEE “SECURITIES BEING OFFERED” AT PAGE 30

MINIMUM INVESTMENT FOR UNITS: 250 Units ($250)

We are offering a maximum of 28,571,428 Units. Each Unit consists of 2 shares of Class A Common Stock of the Company, and 1 Warrant to purchase 1 share of Class A Common Stock of the Company. The Units will be sold at a price of $1.00 per Unit. The shares of Class A Common Stock and the Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. This Offering Circular also relates to the 28,571,428 shares of Class A Common Stock issuable upon exercise of the Warrants. The Warrants are exercisable within 18 months from the date of issuance, when they expire. Each Warrant will be exercisable at a price of $0.75 per share of our Class A Common Stock, subject to adjustment.

	Total Offered	Price to Public Per Unit or Share	Broker-Dealer discount and commissions (1)	Proceeds to issuer (2)
Units	28,571,428	$1.00	$285,714.28	$28,285,713.72
Class A Common Stock Issuable upon Exercise of Warrants	28,571,428	$0.75	$214,285.71	$21,214,285.29
Total Maximum	$50,000,000.00		$500,000.00.00	$49,500,000.00

(1)	Subject to a rolling 12-month maximum offering amount of $50 million.
(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), to perform administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services. This includes the 1% commission, but it does not include the one-time expense allowance or the consulting fees payable by the Company to Dalmore. See “Plan of Distribution” for details.
(3)	The Company expects that, not including state filing fees, the minimum amount of expenses of the offering that we will pay will be approximately $148,500. In the event that the maximum offering amount is sold, the total offering expenses will be approximately $4,218,500.

This offering (the “Offering”) will terminate at the earlier of the date at which the maximum offering amount has been sold, and the date at which the Offering is earlier terminated by the Company, in its sole discretion. At least every 12 months after this Offering has been qualified by the United States Securities and Exchange Commission (the “Commission”), the Company will file a post-qualification amendment to include the Company’s recent financial statements. The Offering is being conducted on a best-efforts basis without any minimum target. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to the Company.

Each holder of our Class A Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Holders of our Class A Common Stock will vote on all matters (including the election of directors) submitted to vote or for the consent of the stockholders of Cloudastructure, Inc. Holders of the Class B Common Stock will continue to hold a majority of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board.

INVESTING IN THE SECURITIES OF CLOUDASTRUCTURE IS SPECULATIVE AND INVOLVES SUBSTANTIAL RISKS. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 7 TO READ ABOUT THE MORE SIGNIFICANT RISKS YOU SHOULD CONSIDER BEFORE BUYING THE SECURITIES OF THE COMPANY.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

Sales of these securities will commence on approximately __________, 2020.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting Company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company”.

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In this Offering Circular, the term “Cloudastructure”, “we”, “us”, “our” or “the Company” refers to Cloudastructure, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE”, “PROJECT”, “BELIEVE”, “ANTICIPATE”, “INTEND”, “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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SUMMARY

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded) and manage which employee’s badge works on which door from anywhere. Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customers' location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search.

The Offering

Securities offered:	Maximum of 28,571,428 Units at an offering price of $1.00 per Unit, each Unit consisting of:

	●	2 shares of Class A Common Stock of the Company, par value $0.001 per share (the “Class A Common Stock”); and

	●	1 warrant to purchase 1 share of Class A Common Stock of the Company (the “Warrants”) at an exercise price of $0.75 per share, subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrant.

Maximum of 28,571,428 shares of Class A Common Stock issuable upon exercise of the Warrants at an exercise price of $0.75 per share, subject to customary adjustments, over an 18-month exercise period following the date of issuance of the Warrants.

Securities outstanding before the Offering (as of May 26, 2020) (1)
Class A Common Stock	0
Class B Common Stock	2,980,888 (3)

Securities outstanding after the Offering:
Class A Common Stock	57,142,856 (2)
Class B Common Stock	2,980,888 (3)

(1)	Reflects shares to be outstanding after the Reverse Stock Split described in “Securities Being Offered - Description of Capital Stock.”
(2)	Does not include shares issuable upon exercise of Warrants being sold in this Offering. If all Warrant holders exercise their Warrants, there will be a total of 85,714,284 shares of Class A Common Stock outstanding after this Offering, resulting from the issuance of an additional 28,571,428 shares from the exercise of the Warrants. Does not include shares issuable upon the conversion of convertible notes with conversion features that may be triggered by this Offering.
(3)	Does not include shares issuable upon the exercise of options pursuant to the Company’s Amended 2014 Option Plan.

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Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•	annual reports (including disclosure relating to our business operations for the preceding three fiscal years, or, if in existence for less than three years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this Offering Statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay”, “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

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Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), or such earlier time that we no longer meet the definition of an emerging growth company. Note that this Offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the Offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the rules of the Securities and Exchange Commission (the “SEC”). For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

•	We are a comparatively early-stage company that has incurred operating losses in the past, expect to incur operating losses in the future, and may never achieve or maintain profitability.

•	Our technology continues to be developed, and there is no guarantee that we will ever successfully develop the technology that is essential to our business to a point at which no further development is needed.

•	We may be subject to numerous data protection requirements and regulations.

•	We operate in a highly competitive industry that is dominated by a number of exceptionally large, well-capitalized market leaders and the size and resources of some of our competitors may allow them to compete more effectively than we can.

•	We rely on third parties to provide services essential to the success of our business.

•	We expect to raise additional capital through equity and/or debt offerings to support our working capital requirements and operating losses.

•	The Company is controlled by its officers and directors.

•	A single customer accounts for a material portion of our revenues.

•	This investment is illiquid.

•	The auditor included a “going concern” note in its audit report for the fiscal years ended December 31, 2019 and 2018.

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RISK FACTORS

The SEC requires the Company to identify risks that are specific to its business and its financial condition. The Company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events, and technological developments (such as cyber-attacks and the ability to prevent such attacks). Additionally, early-stage companies are inherently riskier than more developed companies, and the risk of business failure and complete loss of your investment capital is present. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We have a limited operating history upon which you can evaluate our performance. Accordingly, our prospects must be considered in light of the risks that any new company encounters. Our Company was incorporated under the laws of the State of Delaware on March 28, 2003 as Connexed Technologies Inc. The likelihood of our creation of a successful business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the growth of a business, operation in a competitive industry, and the continued development of our technology and products. We anticipate that our operating expenses will increase for the near future, and there is no assurance that we will be profitable in the near future. You should consider our business, operations, and prospects in light of the risks, expenses and challenges faced as an emerging growth company.

We have historically operated at a loss, which has resulted in an accumulated deficit. For the fiscal year ended December 31, 2019, we incurred a net loss of $542,322. There can be no assurance that we will ever achieve profitability. Even if we do, there can be no assurance that we will be able to maintain or increase profitability on a quarterly or annual basis. Failure to do so would continue to have a material adverse effect on our accumulated deficit, would affect our cash flows, would affect our efforts to raise capital and is likely to result in a decline in our Class A Common Stock price.

The auditor included a “going concern” note in its audit report. We may not have enough funds to sustain the business until it becomes profitable. Even if we raise funds through this Offering, we may not accurately anticipate how quickly we may use the funds and whether these funds are sufficient to bring the business to profitability.

Our technology continues to be developed, and it is unlikely that we will ever develop our technology to a point at which no further development is required. Cloudastructure is developing complex technology that requires significant technical and regulatory expertise to develop, commercialize and update to meet evolving market and regulatory requirements. If we are unable to successfully develop and commercialize our technology and products, it will significantly affect our viability as a company.

If our security measures are breached or unauthorized access to individually identifiable biometric or other personally identifiable information is otherwise obtained, our reputation may be harmed, and we may incur significant liabilities. In the ordinary course of our business, we may collect and store sensitive data, including personally identifiable information (“PII”), owned or controlled by ourselves or our customers, and other parties. We communicate sensitive data electronically, and through relationships with multiple third-party vendors and their subcontractors. These applications and data encompass a wide variety of business-critical information, including research and development information, patient data, commercial information, and business and financial information. We face a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, inappropriate modification, and the risk of our being unable to adequately monitor, audit, and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data. As a custodian of this data, Cloudastructure therefore inherits responsibilities related to this data, exposing itself to potential threats. Data breaches occur at all levels of corporate sophistication (including at companies with significantly greater resources and security measures than our own) and the resulting fallout stemming from these breaches can be costly, time-consuming, and damaging to a company’s reputation. Further, data breaches need not occur from malicious attack or phishing only. Often, employee carelessness can result in sharing PII with a much wider audience than intended. Consequences of such data breaches could result in fines, litigation expenses, costs of implementing better systems, and the damage of negative publicity, all of which could have a material adverse effect on our business operations and financial condition.

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Privacy and data security laws and regulations could require us to make changes to our business, impose additional costs on us and reduce the demand for our software solutions. Our business model contemplates that we will transmit a significant amount of personal or identifying information through our platform. Privacy and data security have become significant issues in the United States and in other jurisdictions where we may offer our video surveillance solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with our existing privacy and data management practices. As we expand into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to our business or the businesses of our customers, these laws, regulations and industry standards could have negative effects on our business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our customers’ ability or desire to collect, use, process and store personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Any of these outcomes could adversely affect our business and operating results.

We anticipate sustaining operating losses for the foreseeable future. It is anticipated that we will sustain operating losses until for the foreseeable future as we expand our team, continue with research and development, and strive to gain customers and gain market share in our industry. Our ability to become profitable depends on our ability to expand our customer base. There can be no assurance that this will occur. Unanticipated problems and expenses are often encountered in offering new products which may impact whether the Company is successful. Furthermore, we may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that we will ever become profitable. If the Company sustains losses over an extended period of time, it may be unable to continue in business.

If our products do not achieve broad acceptance both domestically and internationally, we will not be able to achieve our anticipated level of growth. Our revenues are derived from a Software-as-a-Service (SaaS) model for our products and technology. We cannot accurately predict the future growth rate or the size of the market for our products and technology. The expansion of the market for our solutions depends on a number of factors, such as:

•	the cost, performance and reliability of our solutions and the products and services offered by our competitors;
•	customers’ perceptions regarding the benefits of cloud-based video surveillance solutions;
•	public perceptions regarding the intrusiveness of these solutions and the manner in which organizations use biometric and other identity information collected;
•	public perceptions regarding the confidentiality of private information;
•	proposed or enacted legislation related to privacy of information
•	customers’ satisfaction our cloud-based video surveillance systems; and
•	marketing efforts and publicity regarding our video surveillance solutions.

Even if our products and technology gains wide market acceptance, our solutions may not adequately address market requirements and may not continue to gain market acceptance. If cloud-based video surveillance solutions generally or our solutions specifically do not gain wide market acceptance, we may not be able to achieve our anticipated level of growth and our revenues and results of operations would suffer.

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We operate in a highly competitive industry that is dominated by multiple very large, well-capitalized market leaders and is constantly evolving. New entrants to the market, existing competitor actions, or other changes in market dynamics could adversely impact us. The level of competition in the security industry is high, with multiple exceptionally large, well-capitalized competitors holding a majority share of the market, such as Tyco, Honeywell, Stanley, and Johnson Controls. Many of the companies in the video surveillance market have longer operating histories, larger customer bases, significantly greater financial, technological, sales, marketing, and other resources than we do. At any point, these companies may decide to devote their resources to creating a competing technology solution which will impact our ability to maintain or gain market share in this industry. Further, such companies will be able to respond more quickly than we can to new or changing opportunities, technologies, standards, or client requirements, more quickly develop new products or devote greater resources to the promotion and sale of their products and services than we can. Likewise, their greater capabilities in these areas may enable them to better withstand periodic downturns in the video surveillance industry and compete more effectively on the basis of price and production. In addition, new companies may enter the markets in which we compete, further increasing competition in the video surveillance industry.

We believe that our ability to compete successfully depends on a number of factors, including the type and quality of our products and the strength of our brand names, as well as many factors beyond our control. We may not be able to compete successfully against current or future competitors, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand the development and marketing of new products, any of which would adversely impact our results of operations and financial condition.

A single customer accounts for a material portion of our revenues and, therefore, the loss of that customer could have a material adverse effect on our results of operations. One of our customers, the University of California Santa Barbara, accounted for approximately 34% of our revenue in 2018 and 39% of our revenue in 2019. As with our other customers, we provide our services to this customer on an at-will basis, with no formalized agreement governing the terms of our services in place. As such, the services we provide to the University of California Santa Barbara are cancelable at any time at the option of this customer. The loss of this customer could result in a significant reduction of our anticipated revenues, which may have a material adverse effect on our results of operations.

Successful infringement claims against us could result in significant monetary liability or prevent us from selling some of our products. We believe our products and technology may be highly disruptive to a very large and growing market. Our competitors are well capitalized with significant intellectual property protection and resources and they (and/or patent trolls) may initiate infringement lawsuits against our Company. Such litigation could be expensive and could also prevent us from selling our products, which would significantly harm our ability to grow our business as planned.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience. Recruiting and retaining highly qualified personnel, consultants and advisors is critical to our success. These demands may require us to hire additional personnel, consultants and advisors and will require our existing management personnel to develop additional expertise. We face intense competition for personnel, consultants and advisors. The failure to attract and retain personnel, consultants and advisors or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, or in hiring consultants and advisors, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

We rely on other companies to provide certain hardware and software for our products. We depend on these suppliers and subcontractors to meet our contractual obligations to our customers and conduct our operations. While we are not dependent on any one supplier for any of our hardware or software, our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our products may be adversely impacted if companies to whom we delegate manufacture of major components or subsystems for our products, or from whom we acquire such items, do not provide major components and subsystems which meet required specifications and perform to our and our customers’ expectations. If we encounter problems with one or more of these parties and they fail to perform to expectations, it could have a material adverse impact on the Company.

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We plan to implement new lines of business or offer new products and services within existing lines of business. We plan on creating a new version of our cloud-based access control service and a new cloud door controller hardware device to go with it. Further, we plan on introducing new computer vision algorithms, such as face recognition and object detection, that must be executed at sustainable computational costs. We also plan on introducing machine learning algorithms that combine information from both access control and video surveillance systems. There are substantial risks and uncertainties associated with these efforts, both in the development of these new products and services, as well as the execution and delivery of these products and services to our customers. We may invest significant time and resources into these endeavors, and there is no guarantee we will be successful in our development and/or launch of such products and services. Initial timetables for the introduction and development of such new products or services may not be achieved and price and profitability targets may not prove feasible. We may not be successful in introducing these new products and services in response to industry trends or developments in technology, or those new products may not achieve market acceptance. As a result, we could lose business, be forced to price products and services on less advantageous terms to retain or attract clients, or be subject to cost increases. As a result, our business, financial condition or results of operations may be adversely affected.

Our future success is dependent on the continued service of our small management team. Three directors and three executive officers provide leadership to Cloudastructure. One of our directors is also an executive officer of the Company. Our success is dependent on their ability to manage all aspects of our business effectively. Because we are relying on our small management team, we lack certain business development resources that may hurt our ability to grow our business. Although we intend to grow our management team, there is no guarantee that newly added management team members will contribute to Cloudastructure as we hope. Any loss of key members of our executive team could have a negative impact on our ability to manage and grow our business effectively. We do not have employment agreements with any members of our senior management team, nor do we maintain a key person life insurance policy on any of the members of our senior management team. As a result, we would have no way to cover the financial loss if we were to lose the services of our directors or officers. Further, two of our executive officers, Gregory Rayzman and Craig Johnson, serve as officers of the Company on a part-time basis. As such, it is likely that the Company will not make the same progress as it would if these officers worked full-time at the Company.

The Company has multiple notes outstanding beyond their stated maturity date. The Company has previously made multiple issuances of promissory notes and convertible notes that remain outstanding beyond their stated maturity dates. As of December 31, 2019, the total balance of all of the Company’s outstanding notes was $1,943,110.00, which includes accrued interest. As of the date of this Offering Circular, the total outstanding balance of these notes is $2,051,505, which includes accrued interest. Of this balance, $1,586,741.49 is represented by notes that are outstanding beyond their stated maturity date, which balance is immediately due and payable by the Company upon demand by the holders of the notes. To date, the Company has not received a demand for payment by holders of such notes– however, the holders of such notes may make a demand for payment at any time. If such demands are made, it could significantly impair our ability to continue our operations. Further, our failure to pay any of these notes when due or upon demand may prevent us from being able to borrow additional amounts or sell additional securities to finance our business, which could have a significant impact on the Company’s ability to continue its operations.

Any valuation at this stage is difficult to assess. The valuation for this Offering was established by the Company. Unlike listed companies that are valued publicly through market-driven stock prices, the valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

Even if this Offering is successful, we will need to raise additional funding, which may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force us to delay, limit or terminate our product development efforts or other operations. The proceeds from this Offering, excluding potential proceeds from the exercise of the Warrants sold in this Offering, will be up to $28,571,428 before deducting offering expenses payable by us. We expect that if the maximum sale of Units is achieved, the net proceeds from this Offering will be sufficient to fund our current operations for at least the next 48 months. However, we may not achieve the maximum sale of Units, and/or our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings, government or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances or a combination of these approaches. Raising funds in the current economic environment may present additional challenges. It is not certain that we have accounted for all costs and expenses of future development and regulatory compliance. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or if we have specific strategic considerations.

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A pandemic, epidemic or outbreak of an infectious disease in the United States may adversely affect our business. If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, our business may be adversely affected. In December 2019, a novel strain of coronavirus, COVID-19, was identified in Wuhan, China. This virus continues to spread globally and, as of April 2020, has spread to over 50 countries, including the United States. The spread of an infectious disease, including COVID-19, may result in the inability of our suppliers to deliver components to us on a timely basis, or our service providers to continue providing services in an effective manner. Further, the spread of a disease such as COVID-19 could lead to unfavorable economic conditions, which would adversely impact our operations. The extent to which the coronavirus impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and the actions to contain the coronavirus or treat its impact, among others.

Risks Related to the Securities in this Offering

This investment is illiquid. There is no currently established market for reselling these securities. If you decide that you want to resell these securities in the future, you may not be able to find a buyer. Although the Company intends to apply in the future for quotation of its Common Stock on a national exchange, over-the-counter market, or similar, exchange, there are a number of requirements that the Company may or may not be able to satisfy in a timely manner. Even if we obtain that quotation, we do not know the extent to which investor interest will lead to the development and maintenance of a liquid trading market. You should assume that you may not be able to liquidate your investment for some time or be able to pledge these shares as collateral.

Your ability to transfer your securities may be limited. The Subscription Agreement that investors will enter into, as well as the Warrants, each contain a “market stand-off” provision applicable to shares of the Class A Common Stock in the event of an initial public offering, which may limit or delay an investor’s ability to transfer shares of Class A Common Stock for a period of time surrounding such an offering. See “Securities Being Offered” for further information.

You will incur immediate and substantial dilution in the book value of your shares of Class A Common Stock. You will suffer immediate and substantial dilution in the net tangible book value of the shares of Class A Common Stock that you receive in this Offering. Assuming an offering price of $0.50 per share of Class A Common Stock, and assuming all the Units representing 57,142,856 shares of Class A Common Stock are sold, investors in this Offering will experience dilution of approximately $0.3975 per share of Class A Common Stock in net tangible book value of the Class A Common Stock. See the section entitled “Dilution” for further information.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table demonstrates the price that new investors are paying for their shares compared to the effective cash price paid by existing stockholders, giving effect to the Reverse Stock Split (as defined in “Securities Being Offered – Description of Capital Stock”), full conversion of all outstanding stock options and other convertible instruments (SAFE agreements and convertible notes), and assuming that the price per share of Class A Common Stock sold as a component of a Unit is $0.50 per share. The table presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires. The share numbers and amounts in this table assumes (1) conversion of all of the Company’s outstanding SAFEs (in the aggregate amount of $712,675); (2) conversion of outstanding convertible notes of the Company; and (3) exercise of all outstanding options into shares of the Company’s Class B Common Stock at weighted average exercise price.

	Dates Issued	Issued Shares		Potential Shares		Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion

Class B Common Stock	2008-2020	2,980,888	(1)			2,980,888	$0.0072	(2)
Outstanding Stock Options 2014 Stock Plan	2013-2016			4,453,500	(3)	4,453,500	$0.0200	(4)
Amended 2014 Stock Plan	2019-2020			44,314,000	(3)	44,314,000	$0.0400	(4)
Convertible Notes	2003-2016			1,313,806	(5)	1,313,806	$0.5000
	2016			335,262	(6)	335,262	$0.0870
	2014-2017			12,465,721	(7)	12,465,721	$0.0580
	2016-2017			2,524,446	(8)	2,524,446	$0.1159
	2018-2019			6,526,007	(9)	6,526,007	$0.1353
SAFE Agreements	2019			2,809,198	(10)	2,809,198	$0.1353
	2019-2020			574,982	(11)	574,982	$0.1739
	2019-2020			1,190,213	(12)	1,190,213	$0.1932
Total Common Share Equivalents		2,980,888		76,507,135		79,488,023	$0.0779
Investors in this Offering, assuming $28,571,428 million raised (13)		57,142,856				57,142,856	$0.5000
Total after inclusion of this Offering		60,123,744		76,507,135		136,630,879	$0.3975

________________________________

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(1)	All outstanding shares of Common Stock of the Company prior to the Reverse Stock Split became shares of Class B Common Stock following the Reverse Stock Split.
(2)	This calculation of the effective cash price does not include any consideration to the Company other than cash, as the consideration for certain issuances of Common Stock (such as participation in an accelerator) are difficult to calculate and are therefore excluded from this calculation.
(3)	Assumes conversion at exercise price of all outstanding options.
(4)	Stock option pricing is the weighted average exercise price of outstanding options, including unvested shares.
(5)	Represents shares issuable upon conversion based on the outstanding principal and interest of these notes. $84,668.80 in principal balance of these notes is convertible at the option of the holder into the shares of the Company offered in a financing in which the Company sells its equity securities. As such, this note may convert into shares of Class A Common Stock of the Company as a result of this Offering. The notes representing the remaining balance of this total are convertible into Preferred Stock of the Company, upon the occurrence of a qualified equity offering in which the Company sells shares of Preferred Stock. In instances in which the notes convert into shares of Preferred Stock, the Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions.
(6)	Represents shares issuable upon conversion of notes based on a valuation cap of $4,500,000. These notes are convertible into Preferred Stock of the Company. The Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions.
(7)	Represents shares issuable upon conversion of notes based on a valuation cap of $3,000,000. These notes are convertible into shares of the Company’s Preferred Stock, which has not yet been authorized by the Company, upon the occurrence of a qualified equity offering. The Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions.
(8)	Represents shares issuable upon conversion of notes based on a valuation cap of $6,000,000. $60,000 in principal balance of these notes is automatically convertible into shares of the Company offered in a financing in which the Company sells shares of its equity securities with an aggregate sales price of $1 million. As such, this note will convert into shares of Class A Common Stock of the Company as a result of this Offering. The notes representing the remaining balance of this total are convertible into Preferred Stock of the Company, upon the occurrence of a qualified equity offering in which the Company issues shares of Preferred Stock. The Company has not authorized any Preferred Stock as of the date of this Offering Circular. In instances in which the notes convert into shares of Preferred Stock, the Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions.
(9)	Represents shares issuable upon conversion of notes based on a valuation cap of $7,000,000. $300,000 in principal balance of these notes is automatically convertible into shares of capital stock of the Company sold in an equity financing in which the Company receives total proceeds of $3,000,000. As such, if the Company raises $3,000,000 in this offering, this note will convert into Class A Common Stock of the Company. The notes representing the remaining balance of this total are convertible into shares of Preferred Stock of the Company, upon the occurrence of a qualified equity offering in which the Company issues shares of Preferred Stock. In instances in which the notes convert into shares of Preferred Stock, the Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions.
(10)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $7,000,000. These SAFEs are convertible into shares of either the Company’s Class A Common Stock at the option of the Company, or the Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issues Preferred Stock. The Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions. The Company has elected to not convert these SAFEs into shares of Class A Common Stock in connection with this Offering.
(11)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $9,000,000. These SAFEs are convertible into shares Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issues Preferred Stock. The Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions. This Offering will not trigger the automatic conversion of these SAFEs.
(12)	Represents shares issuable upon conversion of SAFEs based on a valuation cap of $10,000,000. These SAFEs are convertible into shares Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issued Preferred Stock. The Company has assumed that any future issuance of Preferred Stock will be convertible on a one-to-one basis into shares of Class A Common Stock, subject to certain conditions. This Offering will not trigger the automatic conversion of the SAFEs.
(13)	Does not include shares of Class Common Stock issuable upon exercise of the Warrants issued in this Offering, which could result in the issuance of a maximum of 28,571,428 additional shares of Class A Common Stock at an exercise price of $0.75 per share.

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2018 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

•	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

•	In June 2019 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

The Company is offering up to 28,571,428 Units on a “best efforts” basis at a price of $1.00 per Unit. Each Unit consists of two (2) shares of Class A Common Stock and one (1) Warrant to purchase a share of Class A Common Stock. The shares of Class A Common Stock and the Warrants that are components of the Units will be immediately separable and issued separately but will be purchased together. The minimum subscription is $250, or 250 Units. Of the 85,714,284 shares of Class A Common Stock available under the Offering Statement of which this Offering Circular forms a part, up to 28,571,428 of such shares are issuable upon exercise of the Warrants. Under Regulation A, the Company may only offer $50 million in Units, Warrants and shares of Class A Common Stock during a rolling 12-month period.

The Company intends to market the shares in this Offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting our Offering Circular or “testing the waters” materials on an online investment platform. This Offering Circular will be furnished to prospective investors via download 24 hours per day, 7 days per week on the Company’s website (www.cloudastructure.com) on a landing page that relates to the Offering, www.cloudastructure.com/investorrelations.

The Offering will terminate at the earlier of the date at which the maximum offering amount has been sold and the date at which the Offering is earlier terminated by the Company, in its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors will be available to the Company.

The Company has engaged Dalmore Group, LLC (“Dalmore”), a broker-dealer registered with the SEC and a member of FINRA, to perform the following administrative and compliance related functions in connection with this Offering, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer;

•	Review each investor’s subscription agreement to confirm such investor’s participation in the Offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the investor’s participation;

•	Contact and/or notify the Company, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks); and

•	Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Company has agreed to pay Dalmore a $5,000 one-time advance expense allowance to cover reasonable out-of-pocket accountable expenses actually anticipated to be incurred by Dalmore in connection with the Offering, such as, among other things, preparing the FINRA filing in connection with this Offering. Dalmore will refund any amount related to this expense allowance to the extent it is not used, incurred or provided to the Company. The Company has also agreed to pay Dalmore a one-time consulting fee of $22,500 to provide ongoing general consulting services relating to this Offering such as coordination with third party vendors and general guidance with respect to the Offering, which will be due and payable within 30 days after this Offering is qualified by the SEC and the receipt of a No Objection Letter from FINRA. In addition, the Company has agreed to pay Dalmore a commission equal to 1% of the amount raised in the Offering to support the Offering once the SEC has qualified the Offering Statement and the Offering commences. Assuming a fully-subscribed offering for the Units and all Warrants are exercised, the Company estimates that the total amount payable to Dalmore, including the one-time advance expense allowance, would be $527,500.

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Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this Offering will go to the Company.

Warrant Agent and Transfer Agent

We have engaged VStock Transfer, LLC (“VStock”) to act as the warrant agent for the Warrants pursuant to a Warrant Agency Agreement. We have also engaged VStock to act as our Transfer Agent for the Company’s securities.

Investors’ Tender of Funds

After the SEC has qualified the Offering Statement, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their securities on the same date). Investors may subscribe by tendering funds via ACH, debit or credit card, wire or check. Investors should note that processing of checks by financial institutions has been impacted by restrictions on businesses due to the coronavirus pandemic and may delay the processing and closing of subscriptions paid by check. Upon closing, funds tendered by investors will be made available to the Company for its use.

In order to invest you will be required to subscribe to the Offering at www.cloudastructure.com/investorrelations and agree to the terms of the Offering and the subscription agreement.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

In the event that it takes some time for the Company to raise funds in this Offering, the Company may rely on cash on hand, or may seek to raise funds by conducting a new offering of equity or debt securities.

Provisions of Note in Our Subscription Agreement

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the initial public offering (“IPO”) and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

Forum Selection Provisions.

Section 6 of our subscription agreement (which appears as an exhibit to the Offering Statement of which this Offering Circular forms a part) provides that the Court of Chancery in the State of Delaware is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws.

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USE OF PROCEEDS TO ISSUER

The maximum gross proceeds from the sale of our Units in this Offering is $50,000,000 (including the proceeds from the issuance of all Warrant Shares upon exercise of Warrants issued in this Offering).

Assuming a maximum raise of $50,000,000, the net proceeds of this Offering would be approximately $45,781,500, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, and other costs incurred in the Offering) of $4,218,500 and assuming the sale of 28,571,428 Units and the exercise of all Warrants included in those Units.

Assuming a raise of $12,500,000 (representing 25% of the maximum offering amount), the net proceeds would be approximately $11,334,000, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, and other costs incurred in the Offering) of $1,666,000 and assuming the sale of 7,142,857 Units and the exercise of all Warrants included in those Units.

Assuming a raise of $25,000,000 (representing 50% of the maximum offering amount), the net proceeds would be approximately $22,816,500, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, and other costs incurred in the Offering) of $2,183,500 and assuming the sale of 14,285,714 Units and the exercise of all Warrants included in those Units.

Assuming a raise of $37,500,000 (representing 75% of the maximum offering amount), the net proceeds would be approximately $34,299,000, after subtracting estimated offering costs (including legal, accounting, marketing, selling, platform fees, and other costs incurred in the Offering) of $3,201,000 and assuming the sale of 21,428,571 Units and the exercise of all Warrants included in those Units.

Please see the table below for a summary of our intended use of the net proceeds from this Offering:

Use of Proceeds	Percentage of Offering Sold
	25%	50%	75%	100%
Sales and Marketing	$2,266,800	$6,844,950	$12,347,640	$19,228,230
Engineering	4,533,600	7,985,775	11,661,660	15,107,895
Hardware Development	1,700,100	2,281,650	2,743,920	2,746,890
Research & Development	1,133,400	2,737,980	4,458,870	6,409,410
Product Development	1,700,100	2,966,145	4,801,860	6,867,225
General and Administrative Expenses (1)	4,533,600	7,985,775	10,289,700	11,445,375
TOTAL	$11,334,000	$22,816,500	$34,299,000	$45,781,500

(1)	Includes payment of salaries to the executive officers of the Company, which is currently $114,000 per year to Rick Bentley and $18,000 per year to Gregory Rayzman. Further, the Company intends to use a portion of the proceeds allocated for “General and Administrative Expenses” to discharge indebtedness. Specifically, the Company intends to repay $120,000 in deferred compensation to its Chief Executive Officer, Rick Bentley, and repay an outstanding promissory note in the principal amount of $92,730.50, representing payment of fees to a third party for legal services.

Because the Offering is a “best efforts” offering, we may close the Offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this Offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

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THE COMPANY’S BUSINESS

Overview

Cloudastructure was incorporated under the laws of the State of Delaware on March 28, 2003. Cloudastructure provides cloud-controlled physical infrastructure to enterprises in the form of video surveillance and access control in a cloud-model. We provide on-premises hardware that talks to a customer’s cameras and doors. Then we host a cloud solution that allows the customer to see their video (live and recorded) and manage which employee’s badge works on which door from anywhere. Since we are in the cloud, we have available computational resources that would be impractical to build and maintain at each customers' location. These computational resources allow us to provide more advanced AI (artificial intelligence) solutions than are possible in the legacy on-premises model. Such AI solutions include Tagger(tm) which tags all objects seen in a video so that users can search by tag (e.g. "person", "vehicle", "animal", etc.). Essentially, we are indexing our customers’ video surveillance and access control data to make for easy search, just like Google indexed the web for easy search. We also allow the user to use their phone for access instead of using a legacy Radio-Frequency Identification (RFID) card or badge.

Our Background

Cloudastructure’s inception was the result of an incident of corporate theft at a previous company of our CEO and founder, Rick Bentley. At his previous venture-backed company in San Francisco during the dot-com boom, someone walked into his company’s headquarters, picked up a laptop with sensitive, confidential data of the company, and walked out the door. Although the company had installed an expensive video surveillance system, someone had unplugged the on-premises system during the theft, and as a result, there was no video of the incident. Systems like these are still the standard today – which is why Cloudastructure believes there is an opportunity to bring innovation and new technology to enhance the field of video surveillance security, and eliminate the weaknesses of today’s standard surveillance systems.

Cloudastructure, Inc. was originally incorporated as “Connexed Technologies, Inc” in 2003, and offered cloud video surveillance systems. On September 1, 2013, Connexed Technologies, Inc. and Reach Systems, Inc., which had been offering cloud access control since 2005, entered into an Asset Purchase Agreement pursuant to Connexed Technologies purchased all of the assets of Reach Systems Inc. The acquisition of Reach System’s Inc.’s assets allowed the Company to recognize the synergies of customer value with the bundling of video surveillance and access control delivered as a cloud-based service. The Company subsequently changed its name to “Cloudastructure, Inc.” on September 28, 2016.

Principal Products and Services

Cloudastructure’s solution centralizes the management of access control and video surveillance. The cloud model allows customers to scale geographically to multiple locations without complicated or insecure network settings. Cloudastructure can support a client’s installation efforts, helping the client get in touch with local installation partners or take turnkey responsibility for delivering the solution seamlessly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or large capital budgets. As the Company adds more artificial intelligence (e.g. doing what the guard at the front desk does: making sure a face matches the entry badge and that no one "piggybacks" in behind an authorized party without a badge), the Company believes that it will likely be able to increase pricing, in the future, for its cloud-based solution.

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Existing Products and Services

Please see below for a summary of our existing products and services.

Product / Service	Description	Current Market
Service: Cloud Video Surveillance	Video stored in the cloud. Multiplatform (web, phone, tablet) access. Features include playback of recorded video, live view of current video, and object detection / search.	Small, medium and enterprise-sized business, and education markets
Service: Cloud Access Control

Access control system managed from the cloud. Multiplatform (web, phone, tablet) compatible. Features include allowing the user to unlock doors from a live video feed or from a smart device’s homescreen.

Small, medium and enterprise-sized business, and education markets
Product: Cloud Video Recorder (CVR)

Records video. This device is compatible with existing or new cameras, and stores records and stores data even if not connected to the internet. The device uploads recordings to the cloud and manages bandwidth. It is network secure.

Small, medium and enterprise-sized business, and education markets
Product: Cloud Door Controller

Controls door access. It stores an “allow-list” (i.e. authorized personnel) locally in the device. It works if internet access is down, and is compatible with a majority of door hardware currently in use. It is network secure.

Small, medium and enterprise-sized business, and education markets

Our current process is as follows: first, we install our on-premises hardware that interfaces with the customer’s current video surveillance security system. Once installed, we are able to send all the video recorded by the customer’s system to our cloud. Once the video is with us, we have a unique advantage over all on-premises solutions - we can run it all through large GPU's (Graphics Processing Units, faster than CPU's at handling video) that are hosted by third parties running Machine Learning software that can start to see across 100's or 1,000's of cameras better than any single human can. Next, our cloud-based system can index all the objects and faces in the video. This means that the video can be searched by tag: person, animal, vehicle, etc. and even individual faces. Then, when our cloud-based system detects a person, it can attempt to match that person to a face in our database. If we can, we run that through a face recognition system, which allows a search to be conducted to locate a specific person, name, and face. This is what we are currently selling now.

Current higher-level features of our products and services, beyond our standard Video Surveillance and Access Control, include:

1.	Tagger. Generates tags for every object it sees in the video. Things like “animal” or “person” or “vehicle”. Then, we let the customer search by tag. No more watching branches blow or cars drive by for an hour - just search by "person" and see only videos that have people in them.
2.	Smartkey. Allows an employee’s phone to open a door. It's more secure, and people generally always have their phone with them, so less risk of lost keys. Also enables a person to see someone live on video and unlock the door for them if they're locked out, dropping off a package, etc.

Products and Services in Development

1.	Computer Vision.
a.	Face Recognition. Already working in development, but not yet in production, Face Recognition tags all videos with faces recognized in them. You can search by known person (e.g. Patrick) or unknown person (e.g. Unknown123). "Hey, that guy right there who attacked that other person ... where else has he been on my campuses?"
b.	Tailgate/Piggyback Prevention. One of the front desk guard's primary functions is making sure no one “tailgates” in behind someone else who is badging in. Unlike human guards, we can do this cost effectively on all the doors (side door, back door, document room, etc.) and not just the main lobby door.
c.	Pedestrian Counter. Detection of the number of pedestrians waiting to cross a street to feed into traffic control systems.
d.	Insurance Related Events. Water on the floor, slip and falls, and other issues that if caught early can have savings much greater than the cost of a video surveillance system.

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e.

COVID-19 related Computer Vision.

•         Detection of people wearing or not wearing face masks. This information is of interest to many municipalities and companies that want to track compliance with mandatory face covering requirements or just to gather objective measures of what percent of a population in an area, campus or building are wearing face coverings.

•         Use of thermal cameras to spot people with fevers. Although we would not assume to diagnose, prevent or cure any disease, we may be able to detect people who appear to have above normal body temperature so that they can be formally screened by FDA approved body temperature measurement devices operated by qualified personnel.

•         Using cameras to measure people in an area/building and social distancing compliance. Since we can detect people, we are in a good position to count the people in an area as well as detect people entering and leaving a given area. Measuring distance between people (e.g. 6’) is harder as it is a function of lens focal length, camera positioning, and other factors, but it is a subject of current Research and Development.

2.	Door System. We have a 1.0 door system that we are going to upgrade to our 2.0 and then, once integrated, we will have unfettered access to the door events (e.g. card read, access granted, door opened). This will allow us to optimize tailgate/piggyback functionality. We are in the early stages of researching integration with accurate non-contact body temperature thermometers (e.g. subject puts their forehead inches from the reader). This could be combined with video surveillance face recognition to capture the subject’s face and establish their identity at the time of the reading. This information could be used to deny entry and/or send an alert when a person with fever attempts to enter a building or other secure area.

Development Timelines

For all of the above development projects, as well as any other future projects of the Company, timeline to completion and costs are intertwined. The more working capital to which we have access, the faster we can develop. However, the more working capital we have, the more we can expand the feature set of a product or service, which can paradoxically increase the timeline to completion of that product or service. Also, for all development projects, we believe executing them in partnership with at least one customer is superior to developing them without end user input. This means that the initial scope of each project usually cannot be known until there is a complete product specification which involves input from third parties that we do not control, and the final scope cannot be known until there are sufficient testing and feedback cycles that enable all parties to agree the product or service is market ready. Additionally, the Company has received new feature requests for our products and services in response to COVID-19. We are in the early stages of understanding both the market and technical issues involved in creating such features. As such, our direction, level of effort and resultant timeline may change rapidly as more information becomes available to us. Therefore, it is difficult for us to provide exact timelines or costs for any of the above products and services at this time. Nonetheless, we have set out below our best estimates as to when the above products and services could be fully developed and brought to market.

Development Timeline for Computer Vision

If we raise the maximum offering amount, we expect to spend approximately $6.5 million on the development of Computer Vision, primarily in the form of salaries, over the next 48 months. If we raise less than the maximum offering amount, we would reduce our spending on the development of Computer Vision as follows: $4.5 million if we raise 75% of the maximum offering amount, $2.5 million if we raise 50% of the maximum offering amount, and $1.2 million if we raise 25% of the maximum offering amount sold.

Development of the Computer Vision features set forth above will each take at least 3 months of development and could take 12 months or longer to get to market, though we believe 6 months is a reasonable goal for each, and development of all the Computer Vision features can be done in parallel. Spending on a feature will not stop when the feature gets to the market, since we may need to maintain or even increase spending in response to customer feedback. The greater the spend, the greater the product-market fit we expect to achieve.

Development Timeline for Door System

If we raise the maximum offering amount, we expect to spend approximately $6 million on the Door System, with $2.1 million in hardware development costs and the remainder in the form of salaries, over the next 48 months. If we raise less than the maximum offering amount, we expect we would scale down the total amount spent on development of the Door System. For example, if we raise 75% of the maximum offering amount, we expect we would spend $4 million on the Door System, consisting of $2.1 million on hardware development and the remainder on salaries. If we raise 50% of the maximum offering amount, we expect we would spend a total of $2.5 million, with $1.7 million on hardware development, and the remainder on salaries. If we raise 25% of the maximum offering amount, we expect we would spend $1.2 million in hardware development, and the remainder on salaries. If we sell significantly less than 25% of our offering, we may not attempt the hardware development of the Door System, but would instead attempt to find a commercial-off-the-shelf alternative that we can integrate into our current product and service offerings.

Development of the Door System 2.0 will require 6 months of initial development of the hardware, but the subsequent features can be developed largely in parallel. We believe the Door System will require a minimum 6 months of initial hardware development and could take 12 months or longer to get to market. Some of the Door System features require Computer Vision features to be completed first. Spending on a feature will not stop when the feature gets to the market, since we may need to maintain or even increase spending in response to customer feedback.

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Business Model

Cloudastructure operates under a Software-as-a-Service (SaaS) model. We found that we can compete with incumbents in this industry by pricing by the door and camera per year (e.g. $249/year per camera). We make more recurring revenue than they do while still providing a lower TCO (Total Cost of Ownership) to our customers. However, we believe our higher-level AI features will allow us to achieve security guard level pricing - which is much higher than what we charge now. We intend to benefit from this price elasticity.

The Cloudastructure hardware utilizes state of the art technology, delivered at a very competitive price that beats the industry standards and comes with zero maintenance or replacement costs with a lifetime warranty. Cloudastructure solution centralizes the management of access control with video monitoring and allows customers to scale geographically to multiple locations.

Distribution

Cloudastructure’s services require a physical installation of our on-premises hardware at the client’s desired location. Cloudastructure facilitates this installation – either delivering a turnkey solution to the client itself, or helping the client get in touch with local installation partners to make sure the process is handled smoothly. The service and support is provided for a monthly subscription, requiring no upfront licensing costs or capital budgets.

The Market

Cloudastructure considers itself to be in the video surveillance industry. According to a May 2019 study published by Allied Market Research, the global video surveillance market was valued at $28,184.0 million in 2017, and is projected to reach $87,361.8 million by 2025, growing at a CAGR of 14.2% from 2018 to 2025. Video surveillance systems can be used in nearly any environment. Security and surveillance are required for all organizations worldwide. Governments, enterprises, financial institutions, and healthcare organizations alike are all expected and required to have a certain level of security and monitoring measures. As a result, there has been an increase in the demand for security applications such as video surveillance to monitor and record borders, ports, transportation infrastructure, corporate houses, educational institutes, public places, buildings, and others, which is expected to drive the video surveillance market growth globally.

The increase in demand for security systems has also resulted in an increased demand for more advanced systems, such as Internet Protocol cameras, or IP cameras, which receive control data and send image data via the Internet. They are commonly used for surveillance but unlike analog closed-circuit television (CCTV) cameras, they require no local recording device, only a local area network. IP security cameras send their signal over a network, allowing greater information transfer than an analog signal. A growth in transition from analog surveillance to IP cameras and integration of internet-of-things has fueled the growth of the video surveillance market size. However, factors such as high investment cost in data storage technologies and lack of professional expertise in handling IP cameras have hampered the market growth.

With its technological solutions that address problems historically faced in the video surveillance industry, Cloudastructure intends to capitalize on this growing need for sophisticated surveillance systems, targeting small, medium, and enterprise-sized businesses in any industry or market.

Competition

The Company’s primary competitors are Bosch, Tyco, Honeywell, Siemens, Ring Video Doorbell, Dropcam, Lockitron, Latch, Eagle Eye Networks, Brivo, and Kisi. The markets for the Company’s products and services are highly competitive and the Company is confronted by aggressive competition in all areas of its business. These markets are characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of artificial intelligence security and cloud based video surveillance.

Principal competitive factors important to the Company include price, product features, relative price/performance, product quality and reliability, design innovation, a strong third-party software and accessories ecosystem, marketing and distribution capability, service and support and corporate reputation.

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Employees

The Company currently has two employees – Rick Bentley (full-time) and Gregory Rayzman (part-time). The Company has not entered into employment agreements with either Mr. Bentley or Mr. Rayzman.

Outsourcing

We currently outsource a number of key functions of the Company to third parties, including accounting, legal and payroll.

In addition, we host our services on Google and Amazon’s cloud platforms. There are a number of alternative cloud providers that we could utilize, to instead host, such as Microsoft or Digital Ocean, if it became necessary – or we could put our own computers up in a collocation facility to achieve the same result.

Key Customers

As of the date of this Offering Circular, our largest customer, the University of California Santa Barbara, accounted for approximately 34% of our revenue in 2018 and 39% of our revenue in 2019. As with our other customers, we provide our services to this customer on an at-will basis, with no formalized agreement governing the terms of our services in place. We are continuing to develop other customer relationships and, while we value the relationship with this particular customer highly, management believes we are not substantially financially dependent on our relationship with this customer, or any other particular customer of the Company. Since the beginning of the 2020 fiscal year, this customer has represented a smaller portion of our revenues (20% as of March 31, 2020) than 2018 and 2019. Our ideal customer is an enterprise business with multiple locations for our security systems.

Suppliers

We currently utilize third-party suppliers of computers (specifically, x86 models) onto which we install software, ours and third parties’, to turn them into our CloudVideo Recorders(CVRs). To date, we have bought computers primarily through Amazon and Newegg, but there are a large number of suppliers that we could source from for these computers should we have to source from alternative providers for any reason.

Regulation

Our business is not currently subject to any licensing requirements in any jurisdiction in which we operate. This does not mean that licensing requirements may not be introduced in one or more jurisdiction in which we operate, and such requirements could be burdensome and/or expensive or even impose requirements that we are unable to meet.

We are subject to a number of U.S. federal and state laws and regulations that involve matters central to our business. These laws and regulations involve privacy, data protection, and other subjects. Many of the laws and regulations to which we are subject are still evolving and being tested in courts and could be interpreted in ways that could harm our business. In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

Intellectual Property

The Company does not have any patents or trademarks on which it relies.

Research and Development

We spent $123,367 on research and development in 2018 and $125,726 in 2019.  We expect to increase our research and development expenditures significantly if we raise funds in this Offering.

Litigation

From time to time, the Company may be involved in a variety of legal matters that arise in the normal course of business. The Company is not currently involved in any litigation, and its management is not aware of any pending or threatened legal actions relating to its intellectual property, conduct of its business activities, or otherwise. See “Risk Factors” for a summary of risks our Company may face in relation to litigation against our Company.

Property

The Company does not currently lease or own any physical premises. The Company currently uses 55 E 3rd Ave., San Mateo, CA 94401 as an address for mailing, but the Company’s operations are generally conducted remotely.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the fiscal years ended December 31, 2019 and December 31, 2018 should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Overview

Cloudastructure, Inc. is a corporation organized under the laws of the State of Delaware. The Company is headquartered in California. The Company is a technology retailer that focuses on intelligent devices and software for physical security applications.

Basis of Presentation

Net Revenues. Net revenues consist of revenue recognized from subscriptions contracts, door and video services, and sales of controllers and recorders.

Cost of Goods Sold. Cost of goods sold consists of hosting costs and the costs of controllers and recorders.

Operating Expenses.  Operating expenses consist of general and administrative expenses, which are primarily salaries and consulting costs, research and development expenses, consisting primarily of hardware development costs and salaries, and sales and marketing expenses, which represent public relations, advertising and direct marketing costs.

Results of Operations

Net Revenues. The Company’s net revenues for the twelve months ended December 31, 2019 were $76,717 compared to $129,588 for the twelve months ended December 31, 2018 – a decrease of 40.8%, or $52,871. This decrease was primarily the result of a decrease in subscription revenues. In connection with this decrease in net revenues, the Company’s gross profits decreased 99.5% from $119,593 for the twelve months ended December 31, 2018 to $604 for the twelve months ended December 31, 2019.

Operating Expenses. The Company’s operating expenses for the twelve months ended December 31, 2019 were $447,413 compared to $302,376 for the twelve months ended December 31, 2018 – an increase of 48.0%, or $145,037. General and administrative expenses were $316,607 for the twelve months ended December 31, 2019 compared to $170,540 for the twelve months ended December 31, 2018, an increase of 85.6%. This increase was primarily the result of higher salary and consultant costs. Research and development expenses remained relatively flat from 2018 to 2019, as the company spent $123,367 and $125,736, respectively.

Interest Expense. The Company’s interest expense for the twelve months ended December 31, 2019 was $89,841 compared to $71,602 for the twelve months ended December 31, 2018 – an increase of 25.5%, or $18,239. This increase was primarily the result of increased interest on convertible notes, as the Company issued additional notes. (See “Liquidity and Capital Resources” below.)

Other Income/Expense.  The Company’s other income/expense for the twelve months ended December 31, 2019 was $0 compared to income of $1,088,030 for the twelve months ended December 31, 2018. In 2018, the Company realized other income of $1,088,030 pertaining to the forgiveness of unpaid compensation owed to Rick Bentley, an officer of the Company. Mr. Bentley relinquished all rights to collect any of that forgiven unpaid compensation. As of December 31, 2019 and 2018, Mr. Bentley is still owed $120,000 of unpaid compensation. The Company intends to use a portion of the net proceeds from this Offering to pay this compensation to Mr. Bentley.

Net Income. As a result of the foregoing, the Company suffered a net loss of $536,650 for the twelve months ended December 31, 2019, compared to net income of $833,646 for the twelve months ended December 31, 2018.

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Liquidity and Capital Resources

Since inception, the Company has relied on raising funds from the issuance of convertible notes and SAFEs to fund its business. As of December 31, 2019, the Company had cash on hand of $2,892 and a negative working capital of $1,786,306 and could incur additional losses prior to generating additional positive working capital from operations. The Company also has an accumulated deficit in earnings since inception. During the next twelve months, the Company intends to fund its operations with funding from the issuance of SAFEs via a crowdfunding offering pursuant to Regulation Crowdfunding, issuance of the securities in this Offering, capital contributions from investors, and funds from revenue producing activities.

As of the date of this Offering Circular, the Company has cash reserves of approximately $88,925. We expect our current capital will be able to fund operations for the next 6 months. If we raise 25% of the maximum offering amount, we expect we will be able to fund our operations for the next 24 months without raising additional capital. If we raise more than 50% of the maximum offering amount, we expect we will be able to fund our operations for the next 36 months. If we raise 75% or more of the maximum offering amount, we expect we will be able to fund our operations for the next 48 months. If the Company raises less than 25% of the maximum offering amount, we expect that the amount of time we will be able to continue our operations without raising additional capital will decrease in proportion to the amount raised, with a minimum of 6 months of operations before requiring additional capital.

Issuance of Convertible Notes

In 2018 and prior years, the Company issued promissory notes and convertible notes in exchange for cash for the purpose of funding its continuing operations (the “Notes”). The Notes accrue interest at the rate of four to six percent per annum and are convertible to equity at a pre-determined discount to market value under certain predefined conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes to convert the Notes, or a sale of the Company.

As of December 31, 2019, the total outstanding principal balance of the Notes was $1,943,110.00, including accrued interest. As of the date of this Offering Circular, the total outstanding balance of these Notes is $2,051,505, which includes accrued interest. Of this balance, $1,586,741.49 is represented by Notes that are outstanding beyond their stated maturity date, and are immediately due and payable by the Company upon demand by the holders of these Notes. To date, the Company has not received a demand for payment by holders of such Notes that outstanding beyond their stated maturity date – however, the holders of such Notes may make such a demand for payment at any time.

Promissory Note With Optional Conversion

In December 2019, accounts payable of $92,730.50 from a vendor was converted into a promissory note. The note is repayable in December 2026, or upon a change of control if earlier, and bears no interest. The noteholder has the option to convert all or any portion of the balance into securities of the type issued in any financing of the Company, exercisable within thirty (30) days following the closing of such financing. The Company intends to use a portion of the net proceeds of this Offering to repay the promissory note.

Issuance of SAFES

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors in exchange for cash investments totaling $380,725. The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of December 31, 2019, the SAFE agreements have not yet converted. The Company does not intend to allow these SAFEs to convert into shares of Class A Common Stock.

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it is entering into SAFE Agreements with investors. The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. As of the date of this Offering Circular, the Company has raised $331,590 from the issuance of SAFEs to investors in this Offering. As of December 31, 2019, the SAFE agreements have not yet converted as a qualifying financing had not yet occurred. This Offering will not trigger the conversion of these SAFEs into shares of Class A Common Stock.

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Subsequent Events

Sales of Common Stock

On February 20, 2020 the Company sold 30,000,000 shares of the Company’s Common Stock to Richard Bentley, its Chief Executive Officer, in exchange for a promissory note of $6,000. See “Interest of Management and Others in Certain Transactions.”

Trend Information

We have been primarily focused on research and development for the last two fiscal years, with less focus on sales, inventory, order book or costs and selling prices. However, we still generate a modest amount of sales, and we currently have several large partnership opportunities in play. If we are able to capitalize on these partnership opportunities, we expect that our sales and revenues will significantly increase.

A continuing trend we’ve identified is the increase of camera pixel counts. Only 10 years ago, a typical camera might have 640x480 pixels. Today a typical camera has 1920x1080 pixels – with some cameras having twice that pixel count in each dimension. The increase in pixel count means there is more to see and our computational resources go up commensurately. We have noticed from the beginning of our business operations that our computational resources tend to follow Moore's Law (computational power doubles every 18-24 months) and the pixel count increases significantly slower than that. This means that even though camera pixel counts continue to increase, which drives our computational load, the increase is slower than the rate at which computational resources become available to us. As such, we believe this trend will not cause any computational issues for us as these technological trends continue.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Date Appointed to Current Position	Approximate hours per week for part-time employees
Executive Officers
Richard Bentley	Chief Executive Officer	51	March 28, 2003	N/A
Gregory Rayzman	Chief Technology Officer	58	October 21, 2019	15
Craig Johnson	VP of Business Development	62	October 21, 2019	5
Directors
Richard Bentley		51	March 28, 2003
Elizabeth Fetter		61	March 28, 2003
Ralph Eschenbach		74	May 26, 2006

Richard Bentley, Chief Executive Officer, Director

Rick Bentley has over 20 years of Silicon Valley startup and technology experience. He was founder and CEO of Televoke Inc. (became deCarta, bought by Uber) where he raised eight figures of Venture Capital. Mr. Bentley has been a full time Advisor to Google X. He was a direct report to Andy Grove for half a decade. Investors have brought him in for interim-CEO roles at early stage companies. He was a Senior Consultant at Bearing Point Inc., which included two assignments in Baghdad. At General Magic he managed the “Portico” program, derivatives of which serve over a million subscribers. He was Director of Business Development for Machina, a design and engineering house that developed consumer electronics products, some of which sold over 10MM units. He was also Director of Product Development for Sensory Inc, which currently has the largest installed base of speech recognition systems in the world. Mr. Bentley is the author of multiple patents and patent filings, many of which were bought by Samsung in 2014. Mr. Bentley served as CEO of the Company since its inception in 2003. He received his BA in Physics and MS in Engineering from UC Berkeley.

Gregory Rayzman, Chief Technology Officer, Director

Gregory Rayzman is a seasoned technologist and well recognized name in Silicon Valley. His expertise in Big Data and database architecture is sought by several emerging and well-established companies like Apple, where he provided pivotal leadership in designing and developing massively scalable and database backed infrastructures. Most recently, Mr. Rayzman had a great stint at TheFind shopping search engine with relevancy and popularity algorithm instead of the ordinary pay-for-placement. TheFind was acquired by Facebook in 2015. Prior to that, as Chief architect of a forward-looking company NebuAd, in 2007 he developed behavior targeting advertising systems based on the aggregate data, which everyone from Google and Yahoo to Facebook and Plaxo is looking into only now – for better targeted, more relevant advertising. He was previously a founding engineer and Chief architect for ITM Software, acquired by BMC. Mr. Rayzman also served as CTO for Claridyne Inc., an IT infrastructure and integration company. Mr. Rayzman was founding engineer and Director of Software Engineering for Annuncio Inc., acquired by PeopleSoft (now Oracle). Mr. Rayzman joined the Company in 2004, and is now its Chief Technology Officer. Mr. Rayzman holds both Bachelor and Master’s degrees in Computer Science from Moscow University and completed his postdoctoral education in Applied Mathematics at the Academy of Science before moving to the United States earlier in his career.

Mr. Rayzman works part-time for the Company, splitting his time between SteppeChange, where he has served as CTO and Chief Data Architect since April 2015, and his role at the Company.

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Craig Johnson, VP of Business Development, Director

Craig Johnson has over 20 years of experience in a variety of Sales, Sales Management, Marketing, Operations, and General Management. He has served as Honeywell General Manager, running a 100+ person organization with $27m in revenues, that consulted, sold, installed, and maintained HVAC systems, Fire Alarm, and Security systems in large, commercial buildings. Mr. Johnson also has extensive experience in the marketing and sales of electronic components to OEM and Distributor channels, both through direct salesforces and independent rep organizations. At the customer enterprise level, Mr. Johnson managed the sales and service teams for process automation platforms that monitor and control refineries, power generation plants, and manufacturing sites. Mr. Johnson earned his Bachelor’s Degree from the University of Wisconsin-Madison and his MBA in Marketing from DePaul University in Chicago. He is Six Sigma certified and served as a Reserve Officer in the Armed Forces.

Mr. Johnson works part-time for the Company, splitting his time between the Company and serving on the boards of three private companies.

Elizabeth Fetter, Director

Elizabeth Fetter is a seasoned businesswoman with experience leading companies in software, telecom, equipment and technology services. Currently consulting with a privately-owned specialty retail company, she has served and invested in companies in a variety of industries, including retail, real estate, and design. Fetter was appointed CEO for Symmetricom in April 2013, and oversaw its restructuring and sale to Microsemi. She is the founder of Abundance Hill Enterprises LLC and Fetter Advisory Services, where she has served in principal capacities since 2015. She was the President and CEO of Jacent Technologies, QRS Corporation and NorthPoint Communications. Fetter has run public and private companies ranging from $5 billion in revenue to start-up and has successfully led an IPO and numerous strategic and M&A transactions. She has 20 years of experience in not-for-profit boards and has served on 12 corporate boards of directors. She joined the Company as a Director in 2003. She attended Harvard Business School’s Executive Education Program, received her B.A. in Communications Studies, and obtained her M.B.A. from Carnegie Mellon University-Tepper School of Business.

Ralph Eschenbach, Director

Ralph Eschenbach has been a member of Sand Hill Angels (SHA), an seed-stage investment firm, since 2004 and has served as President, Treasurer and board member of SHA. He has been in Silicon Valley all of his career which started at HP Labs. It was at HP that he developed the first commercial GPS (Global Positioning System) receiver in 1976 that demonstrated the potential for addressing a low cost market for a positioning sensor. That design was acquired by Trimble Navigation in 1982 and became the basis of Trimble's GPS technology. He joined Trimble in 1983 as VP Engineering and later had P&L responsibility managing the Marine and Aviation divisions of Trimble. He became CTO at Trimble in the late 1990's and retired in the mid 2000's. He is retired, currently sits on the board of multiple start-ups, and enjoys running, bicycling, and skiing. Mr. Eschenbach received his BSEE from UC Berkeley in 1968 and MSEE from Stanford University in 1970. He graduated Magna Cum Laude and was a member of Phi Beta Kappa.

Family Relationships

There are no family relationships between any of our officers or directors.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2019, we compensated our three highest-paid executive officers as follows:

Name and Position	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Rick Bentley, Chief Executive Officer	Chief Executive Officer	$114,000	-	$114,000
Gregory Rayzman, Chief Technology Officer	Chief Technology Officer	$18,000	-	$18,000
Craig Johnson, VP of Business Development	VP of Business Development	$0	-	$0

For the fiscal year ended December 31, 2019, none of our 3 directors received any cash compensation for their services as directors.

Other than cash compensation, no other compensation was provided to the executive officers or directors of the Company for the fiscal year ended December 31, 2019.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of May 26, 2020, after giving effect to the Reverse Stock Split, the voting securities of the Company that are owned by executive officers and directors, and other persons holding more than 10% of any class of the Company’s voting securities or having the right to acquire those securities.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable (1)	Percent of class (2)
Officers and Directors
Rick Bentley, Chief Executive Officer, Director, 55 E 3rd Ave San Mateo CA 94401	Class B Common Stock	1,500,000	8,043,979	46.88%
Gregory Rayzman, Chief Technology Officer, 55 E 3rd Ave San Mateo CA 94401	Class B Common Stock	0	1,213,427	6.36%
Craig Johnson, VP of Business Development, 55 E 3rd Ave San Mateo CA 94401	Class B Common Stock	0	406,937	2.57%
Elizabeth Fetter, Director, 55 E 3rd Ave San Mateo CA 94401	Class B Common Stock	0	381,425	1.99%
Ralph Eschenbach, Director, 55 E 3rd Ave San Mateo CA 94401	Class B Common Stock	0	381,425	1.99%

(1)	Represents shares acquirable from the exercise of options pursuant to the Company’s Amended 2014 Stock Plan within 60 days of the date of this Offering Circular.

(2)	Percent of class calculations are based on 2,980,888 shares of Class B Common Stock outstanding as of May 26, 2020, and an additional 17,378,416 shares issuable pursuant to options that may be exercised pursuant to the Company’s Amended 2014 Stock Plan within 60 days of the date of this Offering Circular.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

On February 20, 2020 the Company sold 30,000,000 shares of the Company’s Common Stock to Richard Bentley, its Chief Executive Officer, for an aggregate purchase price of $6,000 pursuant to a Restricted Stock Purchase Agreement of the same date. Mr. Bentley issued a promissory note to the Company in the principal amount of $6,000. The note accrues interest at 1.86% per annum, and has a maturity date of February 20, 2030. As of the date of this Offering, this note is still outstanding. Copies of the promissory note and the agreement are filed as Exhibits 6.4 and 6.5 to the Offering Statement.

Prior to 2018, the Company issued multiple notes to its Chief Executive Officer, Rick Bentley, in total principal amount of $29,200. Of this amount, $24,200 in principal is represented by promissory notes accruing interest at a rate of 6% per annum, and $5,000 in principal is represented by a convertible promissory note that accrues interest at a rate of 5% per annum. The terms of this offering will not trigger a conversion of Mr. Bentley’s convertible note. All of these notes are outstanding beyond their stated maturity date as of the date of this Offering Circular, and are filed as Exhibit 6.2 to the Offering Statement

In 2018, the Company realized a gain of $1,088,030 pertaining to the forgiveness of unpaid compensation owed to an officer, Rick Bentley, of the Company. Rick Bentley has irrevocably and without condition relinquished all rights to collect any of that forgiven unpaid compensation. As of the date of this Offering, Mr. Bentley is still owed $120,000 of unpaid compensation which is categorized as accrued expenses. The Company intends to repay this amount with proceeds from the Offering. (See “Use of Proceeds”).

Other than the transactions listed above and payment of compensation under employment contracts, no officer, director or holder of a 10% or greater interest in the equity of the Company (or family member thereof) has entered into any proposed or current transaction with the Company that exceeds $120,000 or 1% of the average of the Company’s total assets at the end of the last two fiscal years and the current fiscal year.

29

SECURITIES BEING OFFERED

The Company is offering up to 28,571,428 Units, each consisting of two (2) shares of Class A Common Stock and one (1) Warrant exercisable to purchase one (1) share of Class A Common Stock, at a price of $1.00 per Unit. Our Units will not be certificated and the shares of our Class A Common Stock and the Warrants that are components of such Units will be immediately separable and will be issued separately in this Offering.

The price of our Units has been arbitrarily established by us after giving consideration to numerous factors, including market conditions and the perceived valuations. The price of our Units may not be in any way indicative of the Company’s actual value or the value of the Class A Common Stock and/or the Warrants following the completion of this Offering.

Warrants

The following is a brief summary of certain terms and conditions of the Warrants included in the Units. The Warrants are subject in all respects to the provisions contained in the Warrants and the warrant agreement (the “Warrant Agreement”) between us and our warrant agent, VStock Transfer, LLC (the “Warrant Agent”), each filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.

Form

The Warrants will be issued as individual warrants to purchasers of the Units.

Amount

Each purchaser of a Unit will receive a Warrant exercisable into one share of Class A Common Stock at a price of $0.75 per share, subject to customary adjustments.

Exercisability

Each Warrant is exercisable to purchase one share of Class A Common Stock of the Company at any time commencing on the issuance date of the Warrant, and terminating at 5:00 p.m., Pacific Time, on the eighteen-month anniversary of the issuance date of the Warrant. The Warrants may be exercised upon delivery of an exercise notice at the offices of the Warrant Agent or by using a website that the Company will establish to permit online exercise. A Warrant holder may only exercise its warrants for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of Warrants.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. Exercise of the Warrants will be conditional upon the Company maintaining the qualification of an offering statement covering such exercise. In addition, the Warrantholders will be subject to a “market stand-off” agreement in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO of the Company and ending on the date specified by the Company and the managing underwriter of the IPO, Warrantholders agree not to transfer any shares of Common Stock or other securities of the Company held by the holders, or securities convertible or exercisable or exchangeable for securities of the Company, without the prior written consent of the managing underwriter. Warrantholders agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

30

Rights as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Class A Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Class A Common Stock, including any voting rights, until the holder exercises the Warrant.

Amendments

Except as set forth in the Warrant Agreement, the terms of a Warrant may be amended or waived with the written consent of the Company and the Warrantholder. The Company and the Warrant Agent may amend or supplement the Warrant Agreement without the consent of any holder for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained in the Warrant Agreement or the Warrants, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in the Warrant agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the Warrant holders or surrendering any right or power conferred upon the Company under the Warrant Agreement, or (viii) amending the Warrant Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

Description of Capital Stock

The following description summarizes the most important terms of the Company’s capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of Cloudastructure’s amended and restated certificate of incorporation and bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of Cloudastructure’s capital stock, you should refer to the amended and restated certificate of incorporation and bylaws of the Company and to the applicable provisions of Delaware law.

On April 17, 2020, the Company filed an amended and restated certificate of incorporation that effected a 1-for-20 reverse split of its outstanding Common Stock, and also designated two new classes of Common Stock – Class A and Class B (the “Reverse Stock Split”). All outstanding shares of Common Stock of the Company prior to the Reverse Stock Split became shares of Class B Common Stock following the Reverse Stock Split. Upon effecting the Reverse Stock Split, the authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, par value $0.001 per share, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock. Immediately before the Reverse Stock Split, the outstanding number of shares of the Company was 59,617,776 shares of Common Stock. Immediately after the effectiveness of the Reverse Stock Split, the Company’s outstanding capital stock was 2,980,888 shares of Class B Common Stock, and no shares of Class A Common Stock. We refer to the Class A and Class B Common Stock together as our “Common Stock”. The rights and preferences of the Common Stock are described below. As of immediately after the effectiveness of the Reverse Stock Split on April 17, 2020, the Company had 4,449,333 shares of Class B Common Stock issuable upon the exercise of options.

Common Stock

Voting Rights

Holders of shares of Class A Common Stock that is being sold as part of a Unit in this Offering and issuable upon exercise of Warrants are entitled to one (1) vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of shares of Class B Common Stock are entitled to twenty (20) votes for each share on all matters submitted to a vote of the stockholders, including the election of directors.

31

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the Board of Directors out of legally available funds as detailed in the Company’s certificate of incorporation. The Company has never declared or paid cash dividends on any of its capital stock and currently does not anticipate paying any cash dividends after this Offering or in the foreseeable future.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the Company, holders of the Class A Common Stock and Class B Common Stock will be treated equally, identically and ratably, on a per share basis, with respect to any consideration into which such shares are converted or any consideration paid or otherwise distributed to stockholders of the Company.

Rights and Preferences

Except as set forth below, holders of our Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the Common Stock.

Conversion Terms of Class B Common Stock. The shares of Class B Common Stock are convertible into shares of Class A Common Stock as follows:

•

Optional Conversion. Each share of Class B Common Stock is convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder at any time upon written notice to the transfer agent of the Company.

•

Automatic Conversion upon Transfer. Each share of Class B Common Stock is automatically convertible into one (1) share of Class A Common Stock upon transfer of such share by the holder of such share, subject to certain exceptions, such as transfers to certain entities or individuals permitted by the Company, transfers into a trust, retirement account, pension, other type of plan, or transfers into entities owned and controlled by the holder.

•

Automatic Conversion Post IPO upon Election of Founder. At any time following an initial public registered offering of the Company’s securities, each outstanding share of Class B Common Stock will automatically convert into one (1) share of Class A Common Stock at the election of Richard Bentley, the Company’s CEO, and the holders of the majority of the outstanding shares of Class B Common Stock.

Restrictions on Transfer

The subscription agreement that investors will execute in connection with the Offering contains a “market stand-off” provision in the event of a proposed public offering. During the period, not to exceed 180 days, commencing on the effective date of a registration statement relating to the IPO and ending on the date specified by the Company and the managing underwriter of the IPO, investors agree not to transfer any shares of Common Stock, or other securities of the Company held by the investor, or securities convertible or exercisable or exchangeable for Common Stock without the prior written consent of the managing underwriter. Investors agree to execute any agreements as may be reasonably requested by the underwriters of the IPO to effect the market stand-off.

SAFEs

The Company entered into SAFE agreements (Simple Agreement for Future Equity) with investors through Regulation Crowdfunding campaigns in exchange for cash investments. The SAFE agreements have no interest rate or maturity date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Issuance of SAFEs.”

Certain of our SAFEs are convertible into shares of either the Company’s Class A Common Stock at the option of the Company, or the Preferred Stock of the Company issued pursuant to an equity financing in the future in which the Company authorizes and issues Preferred Stock. The Company has elected not to convert the SAFEs into shares of the Company’s Class A Common Stock being offered as part of the Units in this Offering.

Certain of our SAFEs are convertible into shares of Preferred Stock of the Company issued pursuant to an equity financing by the Company in which the Company authorizes and issues Preferred Stock. This Offering will not trigger the automatic conversion of these SAFEs.

32

Cloudastructure, Inc.

(a Delaware corporation)

Audited Financial Statements (Restated)

For the calendar years ended December 31, 2019 and 2018

33

INDEPENDENT AUDITOR’S REPORT

May 22, 2020

To:	Board of Directors, Cloudastructure, Inc. Attn: Rick Bentley

Re:	2019 Financial Statement Audit

We have audited the accompanying restated financial statements of Cloudastructure, Inc. (a corporation organized in Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2019 and 2018, and the related statements of income, stockholders’ equity/deficit, and cash flows for the calendar periods thus ended, and the related notes to the restated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the restated financial statements referred to above present fairly, in all material respects, the restated financial position of the Company as of December 31, 2019 and 2018, and the results of its operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying restated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in the Notes to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, CO

F-34

Cloudastructure, Inc.

RESTATED BALANCE SHEETS

As of December 31, 2019 and 2018

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except share numbers

	2019	2018
TOTAL ASSETS
Current Assets
Cash and cash equivalents	$3	$8
Accounts receivable	17	33
Total Current Assets	20	41

Non-Current Assets
Fixed assets, net	6	–
TOTAL ASSETS	$26	$41

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accounts payable	$36	$105
Accrued expenses	120	122
Deferred revenue	12	23
Convertible notes (see Note 4)	1,194	850
Notes payable to related party (See Note 8)	29	29
Interest payable	412	323
Sales tax payable	1	1
Total Current Liabilities	1,804	1,453

Non-Current Liabilities
Convertible notes (see Note 4)	307	577
Other non-current liabilities (see Note 4)	93	0
SAFE agreements (see Note 5)	345	0

TOTAL LIABILITIES	2,551	2,030

Shareholders’ Equity
Common stock, Class B (100,000,000 shares authorized, 2,980,888 shares issued and outstanding) (see Note 11)	15	15
Accumulated deficit	(2,540)	(2,004)
TOTAL SHAREHOLDERS’ EQUITY	(2,525)	(1,989)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$26	$41

F-35

Cloudastructure, Inc.

RESTATED STATEMENT OF OPERATIONS

Calendar years ended December 31, 2019 and 2018

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except for per share amounts

	2019	2018

Revenues, net	$77	$130
Cost of goods sold	(76)	(10)
Gross Profit	1	120

Operating Expenses:
General and administrative	317	171
Research and development	123	126
Sales and marketing	6	5
Total Operating Expenses	446	301

Other Income/(Loss):
Depreciation and Amortization	(1)	(1)
Interest Expense	(90)	(72)
Other Income/(Expense) (See Note 6)	0	1,088

Net Income (Loss)	$(536)	$834

Earnings per share, basic	$(0.18)	$0.28
Earnings per share, diluted	$(0.18)	$0.28

F-36

Cloudastructure, Inc.

RESTATED STATEMENT OF OWNERS’ CAPITAL

Calendar years ended December 31, 2019 and 2018

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands, except share numbers

	Common Stock, Class B
	# Shares	Amount	Accumulated Equity (Deficit)	Total Shareholders’ Capital (Deficit)

Balance as of January 1, 2018	2,980,888	$15	$(2,838)	$(2,823)
Net Income			834	834
Balance as of December 31, 2018	2,80,888	15	(2,004)	(1,989)
Net Loss			(536)	(536)
Balance as of December 31, 2019	2,980,888	$15	$(2,540)	$(2,525)

F-37

Cloudastructure, Inc.

RESTATED STATEMENT OF CASH FLOWS

Calendar years ended December 31, 2019 and 2018

See accompanying Independent Auditor’s Report and Notes to the Financial Statements

Amounts in thousands

	2019	2018
Cash Flows From Operating Activities
Net income (Loss)	$(536)	$834
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1	1
Changes in operating assets and liabilities:
(Increase) Decrease in accounts receivable	16	20
(Increase) Decrease in prepaid expenses	0	3
Increase (Decrease) in accounts payable	(69)	(4)
Increase (Decrease) in accrued expenses	(2)	0
Increase (Decrease) in deferred revenue	(11)	0
Increase (Decrease) in interest payable	91	0
Increase (Decrease) in other current liabilities	0	(858)
Net Cash Used In Operating Activities	(510)	(4)

Cash Flows From Investing Activities
Purchase of fixed assets	(7)	1
Net Cash Used In Investing Activities	(7)	1

Cash Flows From Financing Activities
Proceeds of notes and SAFES	514	–
Net Cash Provided By Financing Activities	514	–

Net Change In Cash	(5)	(3)

Cash at Beginning of Period	8	11
Cash at End of Period	$3	$8

F-38

Cloudastructure, Inc.

NOTES TO THE FINANCIAL STATEMENTS (RESTATED)

Calendar years ended December 31, 2019 and 2018

See accompanying Independent Auditor’s Report

NOTE 1 - NATURE OF OPERATIONS

Cloudastructure, Inc. (“the Company”) is a corporation organized under the laws of the State of Delaware. The Company is headquartered in California. The Company is a technology retailer that focuses on intelligent devices and software for physical security applications.

Since inception, the Company has relied on raising convertible loans to fund its business.  As of December 31, 2019, the Company had little working capital and could incur losses prior to generating additional positive working capital from operations.  The Company also has an accumulated deficit in earnings since inception. These matters raise substantial concern about the Company’s ability to continue as a going concern.  During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign, an offering under Regulation A, capital contributions from investors and funds from revenue producing activities if any.  These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the financial statements for the years presented have been included.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the footnotes thereto. Actual results could differ from those estimates.

Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: recession, downturn or otherwise, changes in regulations or restrictions in imports, competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations. As of December 31, 2019, the Company is operating as a going concern. See Notes 1 and 10 for additional information.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2019 and 2018, the Company had $2,892 and $8,498 cash on hand, respectively.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company believes that its accounts receivable credit risk exposure is limited and it has not experienced any significant write-downs in its accounts receivable balances. As of December 31, 2019 and 2018, the Company had $17,077 and $32,574 in accounts receivable, respectively. Based on the creditworthiness of its customers and the history of collections, the Company has not accrued for any bad debts as of these dates.

F-39

Sales Taxes

Various states impose a sales tax on the Company’s sales to non-exempt customers. The Company collects the sales tax from customers and remits the entire amount to each respective state. The Company’s accounting policy is to exclude the tax collected and remitted to the states from revenue and cost of sales.

Property and Equipment

Property and equipment are recorded at cost if the expenditure exceeds $1,000. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to fifteen years depending on the asset type.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. As of December 31, 2019 and 2018, the Company maintained very few fixed assets.

Fair Value Measurements

The Company has determined the fair value of certain assets and liabilities in accordance with United States generally accepted accounting principles (“GAAP”), which provides a framework for measuring fair value.

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques should maximize the use of observable inputs and minimize the use of unobservable inputs.

A fair value hierarchy has been established, which prioritizes the valuation inputs into three broad levels. Level 1 inputs consist of quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the related asset or liability. Level 3 inputs are unobservable inputs related to the asset or liability.

Income Taxes

The Company is taxed as a C corporation. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company has incurred taxable losses since inception but is current in its tax filing obligations. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers, as of January 1, 2019 (the “transition date”) using the full retrospective method. There was no transition adjustment recorded upon the adoption of ASC 606. Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.

F-40

To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Revenue from subscription contracts with customers is recognized ratably over the period that commences on the subscription start date and ending on the date the subscription term expires.

Revenue from door and video services is generally recognized at the completion of the professional services.

Revenue from sales of controllers and recorders is generally recognized at time of delivery.

Sales and Marketing Expenses

The Company expenses advertising costs as they are incurred.

Recent Accounting Pronouncements

In February 2017, FASB issued ASU No. 2017-02, “Leases (Topic 842),” that requires organizations that lease assets, referred to as "lessees," to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2017-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020, and early application is permitted. The Company is currently evaluating the effect that the updated standard will have on its financial statements and related disclosures. The Company will adopt this standard after required to and when applicable to the Company.

In May 2018, FASB issued ASU 2018-09, “Compensation- Stock Compensation (Topic 718): Scope of Modification Accounting”, clarifies such that an entity must apply modification accounting to changes in the terms or conditions of a share-based payment award unless all of the following criteria are met: (1) the fair value of the modified award is the same as the fair value of the original award immediately before the modification. The ASU indicates that if the modification does not affect any of the inputs to the valuation technique used to value the award, the entity is not required to estimate the value immediately before and after the modification; (2) the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the modification; and (3) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the modification. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, including interim periods within those years. Early adoption is permitted, including adoption in an interim period. The Company is currently evaluating the impact that this standard will have on our consolidated financial statements and will adopt this change when applicable to the Company.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company, or (iv) are not expected to have a material impact the Company’s financial statements.

NOTE 3 – INCOME TAX PROVISION

As discussed above, the Company is a C corporation for federal income tax purposes. The Company has incurred tax losses since inception, however valuation allowances has been established against the deferred tax assets associated with the carryforwards of those losses as there does not yet exist evidence the deferred tax assets created by those losses will ever by utilized.

F-41

Tax returns once filed which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed.

The Company is subject to franchise and income tax filing requirements in the State of California. The

Company’s tax filings in the State of California for 2017, 2018, and 2019 will remain subject to review by that State until 2021, 2022, and 2023, respectively.

The Company is obligated to collect and remit sales taxes on certain sales made within or shipped to end users in the State of California. The Company’s sales tax filings for the State of California are generally subject to review by that State for three years after the date filed.

NOTE 4 – CONVERTIBLE NOTES

Short- and Long-Term Notes

The Company has issued approximately 55 short-term and long-term convertible notes to third parties in exchange for approximately $1,501,449 for the purpose of funding continuing operations (the “Notes”) as of December 31, 2019. The Notes accrue interest in different tranches: $234,800 accrues simple interest at 6 percent per annum, $1,206,649 accrues simple interest at 5 percent per annum and $60,000 accrues simple interest at 4 percent per annum.

The Notes and any accrued but unpaid interest are convertible to equity at a pre-determined discount to market value under certain predefined conditions. Such conditions include a qualified equity financing, election by a majority of noteholders on the maturity date of the associated Notes, or a sale of the Company.

The Company accrues unpaid interest on the notes as a current liability.

Of the total balance of Notes outstanding as of December 31, 2019 and 2018, approximately $1,194,000 and $850,000, respectively, have either reached their maturity date or have no fixed maturity date and are payable upon demand. Thus, the Company records these Notes as current liabilities on the balance sheet as of December 31, 2019 and 2018. The balance of Notes that have a maturity date beyond one year as of December 31, 2019 and 2018 is approximately $307,000 and $577,000, respectively.

Other Non-Current Liabilities

In December 2019, accounts payable of $92,731 from a vendor were converted into a promissory note. The note is repayable in December 2026, or upon a change of control if earlier, and bears no interest.

NOTE 5 – SAFE INSTRUMENTS

On July 16, 2019, the Company completed a Regulation Crowdfunding offering in which it entered into SAFE agreements (Simple Agreement for Future Equity) with investors in exchange for cash investments totaling $380,725, before offering costs of approximately $35,656. The SAFE agreements have no interest rate or maturity date. The SAFE agreements are convertible at the option of the Company upon an equity financing of the Company in which $1,000,000 in net proceeds are received into shares of the Common Stock or Preferred Stock of the Company issued in such equity financing.

The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $7,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. As of December 31, 2019, the SAFE agreements have not yet converted. The Company does not intend to allow these SAFEs to convert into shares of Class A Common Stock.

Per SEC guidance, the SAFE instruments are recorded as a long-term liability of the Company rather than equity.

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NOTE 6 – OTHER INCOME

In 2018, the Company realized a gain of $1,088,030 pertaining to the forgiveness of unpaid compensation owed to an officer, Rick Bentley, of the Company. This unpaid compensation had been previously categorized as an accrued expense in 2017. The officer has irrevocably and without condition relinquished all rights to collect any of that forgiven unpaid compensation. As of December 31, 2019 and 2018, the officer is still owed $120,000 of unpaid compensation which is categorized as accrued expenses.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently involved in or aware of threats of any litigation.

NOTE 8 – RELATED PARTY TRANSACTIONS

Related-Party Notes

The Company issued $29,200 of notes to its chief executive officer, Rick Bentley. Of these notes, $24,200 are standard promissory notes accruing interest at a rate of 6 percent per annum. The Company has issued $5,000 of notes to Mr. Bentley that are convertible notes with terms that are pari passu with other convertible note investors.

Accrued Payroll

The Company has accrued $120,000 of deferred salary to Mr. Bentley to be paid when prudent for the Company. The accrued but unpaid salary does not accrue interest at this time.

Issuance of Shares

In February 2020, and as discussed in Note 11 below, the Company issued 30,000,000 shares of common stock to Mr. Bentley in exchange for a promissory note receivable from Mr. Bentley of $6,000. The note receivable matures in February 2030 and bears interest at the rate of 1.86 percent per annum.

As these transactions are between related parties, there is no guarantee that the terms, conditions, interest rates or prices are transacted at an arm’s-length rate.

NOTE 9 – FINANCIAL RESULT RESTATEMENT

The Company previously issued financial statements that were discovered to be in error. The Company is restating the financial statements previously issued to correct the errors which were, primarily, in the complete identification and classification of convertible notes, separate presentation of research and development expenses, accrued interest, accounts payable and accounts receivable. In accordance with ASC 250-10-50, the following table shows the differences in reported amounts between the originally prepared and restated financial statements for the year 2019 and 2018 (amounts in thousands):

	2019			2018
Financial Statement Line Item	Originally Reported	As Restated	Difference	Originally Reported	As Restated	Difference
Balance Sheet – Total current assets	20	26	6	41	41	0
Balance Sheet – Total Assets	20	26	6	41	41	0
Balance Sheet – Total current liabilities	561	1,804	1,243	552	1,453	901
Balance Sheet – Total long-term liabilities	1,905	745	(1,160)	1,392	577	(815)
Balance Sheet – Total Liabilities	2,466	2,551	85	1,944	2,030	86
Balance Sheet – Common Stock	0	15	15	0	15	15
Statement of Operations – General and administrative	447	317	(130)	301	171	(130)
Statement of Operations – Research and development	0	123	123	0	126	126
Statement of Operations – Sales and marketing	6	6	0	0	5	5
Statement of Operations – Total operating expenses	453	446	(7)	835	834	(1)
Net Cumulative Effect of Restatement on Shareholders’ Equity			(79)			(86)

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NOTE 10 – GOING CONCERN

These financial statements are prepared on a going concern basis. The Company began operation several years ago and incurred a cumulative loss for the period from inception through December 31, 2018. The Company’s ability to continue is dependent upon management’s plan to raise additional funds (see Note 11), capital contributions from investors and the ability to achieve profitable operations. The financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

NOTE 11 – SUBSEQUENT EVENTS

Additional SAFE Issuances

On November 1, 2019, the Company commenced another Regulation Crowdfunding offering in which it is entering into SAFE Agreements with investors. The SAFE agreements become convertible into shares of Preferred Stock of the Company (currently none are authorized) issued in a future equity financing of the Company. The number of shares the SAFE agreements are convertible into is determined by whichever calculation provides for the greater number of shares between: A) an 80% discount to the pricing in the triggering equity financing; and B) the price implied by a $10,000,000 valuation cap divided by the capitalization of the Company (as defined in the agreements) at the triggering equity financing. For up to the first $100,000 raised in this offering, investors entered into a SAFE with the same terms, except for a lower valuation cap of $9,000,000. During 2020, the Company has raised $331,590 from the issuance of SAFEs to investors in this Offering.

Management Considering a Securities Offering

During 2020, the Company is considering offering Class A common stock (see below) in an offering exempt from registration under Regulation A. The provisions of Regulation A allow an issuer to offer securities for up to $50,000,000. The Company has not yet committed to such an offering but would require qualification by the US Securities and Exchange Commission prior to doing so.

Reverse Stock Split

In 2020, the Company is nearing the completion of a 20-for-1 reverse stock split of its common shares (“Reverse Stock Split”). After the reverse split, the common shares will be designated Class B shares and will have 20 times the voting rights of any newly issued Class A shares.

Upon effecting the Reverse Stock Split, the authorized capital stock of the Company consists of 350,000,000 shares of Common Stock, par value $0.001 per share, consisting of 250,000,000 shares of Class A Common Stock and 100,000,000 shares of Class B Common Stock. Immediately before the Reverse Stock Split, the outstanding number of shares of the Company was 59,617,776 shares of Common Stock. Immediately after the effectiveness of the Reverse Stock Split, the Company’s outstanding capital stock was 2,980,888 shares of Class B Common Stock, and no shares of Class A Common Stock. Per ASC 505-10-S99-4, SAB Topic 4.C, Changes in Capital Structure, the Company has retroactively applied the share and per share impacts of the Reverse Stock Split in the presentation of these financial statements.

Issuance of Shares to Management

As discussed above in Note 8, in February 2020, the Company issued 30,000,000 shares of common stock to its chief executive officer, Rick Bentley, in exchange for a note receivable from Mr. Bentley of $6,000. The note receivable matures in February 2030 and has a stated interest rate of 1.86 percent per annum.

Additional Considerations Due to COVID-19 Pandemic

The Company is considering new feature requests in response to the COVID-19 and we are in the early stages of understanding both the market and technical issues involved. As such, our direction, level of effort and resultant timeline may change rapidly as more information becomes available to us.

Management’s Evaluation

Management has evaluated subsequent events through May 22, 2020, the date the financial statements were available to be issued.  Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

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PART III

INDEX TO EXHIBITS

2.1	Amended and Restated Certificate of Incorporation*

2.2	Bylaws*

3.1	Form of Warrant*

3.2	Form of Warrant Agreement, by and between the Company and VStock Transfer, LLC*

4	Form of Subscription Agreement*

6.1	Amended Agreement with Dalmore Group, LLC

6.2	Outstanding Promissory Notes between the Company and Rick Bentley*

6.4	Promissory Note issued by Rick Bentley to the Company dated February 20, 2020 (sole promissory note issued by Rick Bentley)*

6.5	Restricted Stock Purchase Agreement between the Company and Rick Bentley dated February 20, 2020*

6.6	Convertible Promissory Note dated November 20, 2007 issued by the Company to Craig Johnson*

6.7	Convertible Promissory Notes issued by the Company to Elizabeth Fetter*

6.8	Convertible Promissory Notes issued by the Company to Ralph Eschenbach*

6.9	Amended 2014 Stock Option Plan*

11	Auditor’s Consent

12	Opinion of CrowdCheck Law LLP*

__________________________

*	Previously Filed

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, State of California, on, June 10, 2020.

CLOUDASTRUCTURE, INC.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer
Date: June 10, 2020

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

/s/ Rick Bentley
Rick Bentley, Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, Director
Date: June 10, 2020

/s/ Elizabeth Fetter
Elizabeth Fetter, Director
Date: June 10, 2020
/s/ Ralph Eschenbach
Ralph Eschenbach, Director
Date: June 10, 2020

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